Exhibit 99.1

11755 Wilshire Blvd., 20th Floor Los Angeles, CA 90025

News Release

ABRAXIS BIOSCIENCE REPORTS 2009 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

LOS ANGELES, Calif. — March 11, 2010 — Abraxis BioScience, Inc. (NASDAQ: ABII), a fully integrated biotechnology company, today reported financial results for the fourth quarter and full year ended December 31, 2009.

As of January 2, 2009, the company re-acquired the exclusive rights to market ABRAXANE® for Injectable Suspension (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) in the U.S. As a result, beginning in 2009, the company no longer recognizes deferred revenue related to the previous co-promotion agreement.

Fourth Quarter 2009 Highlights

Net revenue for the fourth quarter of 2009 was $104.7 million compared with $92.2 million for the fourth quarter of 2008. ABRAXANE revenue for the quarter of 2009 was $85.9 million compared with $89.8 million for the same period in 2008, which included recognition of deferred revenue of $9.1 million related to the co-promotion agreement. Excluding the recognition of deferred revenue, total revenue from sales of ABRAXANE for the fourth quarter of 2009 grew 6.4 percent to $85.9 million from $80.7 million for the fourth quarter of 2008. Other revenue for the fourth quarter of 2009 increased to $18.8 million from $2.3 million in the comparable period last year, primarily due to increased sales of raw material products.

Gross profit for the fourth quarter of 2009 was $84.5 million, or 81 percent of net revenue, compared with $82.8 million, or 90 percent of net revenue, for the fourth quarter of 2008. The decrease in gross margin percentage primarily reflects the increase in sales of raw material products and increased sales of ABRAXANE outside the U.S.

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Abraxis BioScience, Inc.

2009 Fourth Quarter Financial Results

“In 2009, we successfully strengthened our sales force for ABRAXANE in the U.S. and now have a productive team that is almost 100 strong and motivated to continue to grow market share. We also made good progress expanding our global reach, further broadening our access to and penetration of several foreign markets,” said Bruce Wendel, Vice Chairman and Chief Executive Officer of Abraxis BioScience. “In addition to progress on the commercial front, we advanced our three registrational Phase 3 studies and are excited to report data from our non-small cell lung cancer trial in the near future. As previously mentioned, the independent Data Monitoring Committee performed a pre-specified interim analysis on the first 400 patients and recommended that the trial proceed to completion with no changes to the protocol, treatment arms or sample size. If successful and ultimately approved by the FDA, the use of ABRAXANE for non-small cell lung cancer would nearly double our market opportunity in the U.S. We also are enthusiastic about our ongoing Phase 3 studies in pancreatic cancer and melanoma as demonstrated in earlier studies in these difficult to treat patient populations.”

“We are hopeful that we will have sufficient data on two important trials – the primary end point of overall response rate data of our Phase 3 non-small cell lung cancer trial and the final survival data of our Phase 2 metastatic pancreatic trial, in time to support the ASCO late-breaking abstract submission deadline in late March,” stated Patrick Soon-Shiong, M.D., Executive Chairman and Founder of Abraxis BioScience.

Research and development (R&D) expense for the fourth quarter of 2009 was $31.8 million compared with $37.7 million for the same period in 2008. The decrease was primarily due to reduced spending for research grants, partially offset by increased spending for clinical trials and product development.

Selling, general and administrative (SG&A) expenses for the fourth quarter of 2009 decreased to $50.0 million versus $64.1 million for the same period in 2008. The re-acquisition of ABRAXANE marketing rights in the U.S. yielded savings due to the elimination of commission payments. These savings were partially offset by increased investment in the global expansion of ABRAXANE, primarily in China and the European Union, and increased spending on U.S. sales and marketing.

On a GAAP basis, net loss for common shareholders for the fourth quarter of 2009 was $19.0 million, or $0.47 per share, compared with net loss for common shareholders for the fourth quarter of 2008 of $181.9 million, or $4.54 per share, which included re-acquisition costs related to U.S. ABRAXANE rights of $158.9 million.

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Abraxis BioScience, Inc.

2009 Fourth Quarter Financial Results

Adjusted net income for common shareholders for the fourth quarter of 2009 was $8.6 million, or $0.21 per share, compared to adjusted net loss for common shareholders of $8.4 million, or $0.21 per share, for the fourth quarter of the prior year. Adjusted net income (loss) for common shareholders excludes amortization of intangible assets, re-acquisition costs, litigation costs, acquired in-process research and development, impairment charge, realized loss on marketable securities and non-cash stock compensation expense.

(Reconciliation tables are provided below)

Year Ended December 31, 2009

Net revenue for 2009 was $359.1 million compared with $345.3 million for 2008. ABRAXANE revenue for 2009 was $314.5 million compared with $335.6 million for 2008, which included recognition of deferred revenue of $36.4 million related to the co-promotion agreement. Excluding the recognition of deferred revenue, total revenue from the sales of ABRAXANE for 2009 grew $15.3 million, or 5.1 percent, to $314.5 million compared with $299.3 million for 2008. Incremental revenue from the continued global expansion into China, Australia and European markets, as well as a higher average net selling price in the United States, contributed to the increase in revenue compared to the prior year. Other revenue increased to $44.5 million for 2009 from $9.7 million last year, primarily due to raw material product sales.

Gross profit for 2009 was $295.4 million, or 82 percent of net revenue, compared with $306.2 million, or 89 percent of net revenue, for 2008. The decrease in gross margin percentage primarily reflects the increase in sales of raw material products and increased sales of ABRAXANE outside the U.S.

R&D expense for 2009 was $154.6 million compared with $99.0 million for 2008. The increase reflected higher spending on Phase III clinical trials for non-small cell lung cancer, pancreatic cancer and melanoma, which accounted for approximately 50 percent of the increase in R&D expense. The remainder of the increase was primarily attributable to investments in early stage discovery and other research and development projects.

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Abraxis BioScience, Inc.

2009 Fourth Quarter Financial Results

SG&A expenses for 2009 were $200.7 million versus $221.4 million for 2008. The reacquisition of ABRAXANE marketing rights in the U.S. yielded savings due to the elimination of commission payments. These savings were primarily offset by increased investment in the global expansion of ABRAXANE, primarily in China and the European Union, and increased spending on U.S. sales and marketing.

On a GAAP basis, net loss for common shareholders for 2009 was $103.1 million, or $2.57 per share, compared with net loss for common shareholders of $276.8 million, or $6.91 per share, for 2008. Adjusted net loss for common shareholders for 2009 was $31.3 million, or $0.78 per share, compared to adjusted net income for common shareholders of $20.2 million, or $0.50 per share, for the prior year.

ABRAXANE 2009 IntrinsiQ Market Data

According to IntrinsiQ data for 2009, in all lines of metastatic breast cancer (MBC), ABRAXANE use represented 32.5 percent of the taxane market. In second line + MBC, ABRAXANE grew to 35.3 percent at year-end. ABRAXANE continues to be a leader in the taxane market in the third line + setting of the MBC market with a 47.6 percent market share.

Conference Call Information

On Thursday, March 11, 2010, the company will host a conference call with interested parties beginning at 8:30 a.m. PST/11:30 a.m. EST to review its results of operations for the fourth quarter of 2009. The conference call may be heard by interested parties through a live audio Internet broadcast at www.abraxisbio.com and www.earnings.com. For those unable to listen to the live broadcast, a playback of the webcast will be available at both Web sites for approximately six months beginning shortly after the conclusion of the call.

Non-GAAP Financial Measures

The company believes that its presentation of non-GAAP financial measures, such as adjusted net income (loss) for common shareholders and adjusted net income (loss) per common share, provide useful supplementary information to investors in understanding the underlying operating performance of the company and facilitates additional analysis by investors. The company also uses non-GAAP financial measures internally for operating, budgeting and financial planning purposes. The non-GAAP financial measures presented by the company may not be comparable to similarly titled measures reported by other companies. The non-GAAP financial measures are in addition to, and not a substitute for or superior to, measures of financial performance calculated in accordance with GAAP. A reconciliation of GAAP net loss to adjusted net income (loss) for common shareholders for the three and twelve months ended December 31, 2009 and 2008 is included with this news release.

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Abraxis BioScience, Inc.

2009 Fourth Quarter Financial Results

About ABRAXANE®

ABRAXANE® is a solvent-free chemotherapy treatment option for metastatic breast cancer which was developed using Abraxis BioScience’s proprietary nab® technology platform. This protein-bound chemotherapy agent combines paclitaxel with albumin, a naturally-occurring human protein. By wrapping the albumin around the active drug, ABRAXANE can be administered to patients at higher doses, delivering higher concentrations of paclitaxel to the tumor site than solvent-based paclitaxel. ABRAXANE is currently in various stages of investigation for the treatment of the following cancers: expanded applications for metastatic breast, non-small cell lung, malignant melanoma and pancreatic.

The U.S. Food and Drug Administration approved ABRAXANE for Injectable Suspension (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) in January 2005 for the treatment of breast cancer after failure of combination chemotherapy for metastatic disease or relapse within six months of adjuvant chemotherapy. Prior therapy should have included an anthracycline unless clinically contraindicated. For the full prescribing information for ABRAXANE please visit www.abraxane.com.

About Abraxis BioScience, Inc.

Abraxis BioScience is a fully integrated global biotechnology company dedicated to the discovery, development and delivery of next-generation therapeutics and core technologies that offer patients safer and more effective treatments for cancer and other critical illnesses. The company’s portfolio includes the world’s first and only protein-bound nanoparticle chemotherapeutic compound (ABRAXANE®), which is based on the company’s proprietary tumor targeting technology known as the nab® platform. The first FDA approved product to use this nab platform, ABRAXANE, was launched in 2005 for the treatment of metastatic breast cancer and is now approved in 39 countries. The company continues to expand the nab platform through a robust clinical program and deep product pipeline. Abraxis trades on the NASDAQ Global Market under the symbol ABII. For more information about the company and its products, please visit www.abraxisbio.com.

FORWARD-LOOKING STATEMENTS

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements in this press release include statements regarding our expectations, beliefs, hopes, goals, intentions, initiatives or strategies, including statements regarding the clinical development plan, and the timing and scope of clinical studies and trials, for ABRAXANE and the global commercialization of ABRAXANE. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the fact that results from pre-clinical studies may not be predictive of results to be obtained in other pre-clinical studies or future clinical trials; delays in commencement and completion of clinical studies or trials, including slower than anticipated patient enrollment and adverse events occurring during the

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Abraxis BioScience, Inc.

2009 Fourth Quarter Financial Results

clinical trials; decisions by regulatory authorities regarding whether and when to approve ABRAXANE or product candidates for various indications as well as their decisions regarding labeling and other matters that could affect the availability or commercial potential of ABRAXANE and other products and product candidates; unexpected safety, efficacy or manufacturing issues with respect to ABRAXANE or product candidates; the need for additional data or clinical studies for ABRAXANE or product candidates; regulatory developments (domestic or foreign) involving the company’s manufacturing facilities; the market adoption and demand of ABRAXANE and other products, the costs associated with the ongoing launch of ABRAXANE; research and development associated with the nab® technology platform; the impact of pharmaceutical industry regulation; the impact of competitive products and pricing; the availability and pricing of ingredients used in the manufacture of pharmaceutical products; the ability to successfully manufacture products in a time-sensitive and cost effective manner; the acceptance and demand of new pharmaceutical products; and the impact of patents and other proprietary rights held by competitors and other third parties. Additional relevant information concerning risks can be found in the company’s Annual Report on Form 10-K for the year ended December 31, 2008 and in other documents it has filed with the Securities and Exchange Commission.

The information contained in this press release is as of the date of this release. Abraxis assumes no obligations to update any forward-looking statements contained in this press release as the result of new information or future events or developments.

Contacts:

Investors and Media Inquiries:
Maili Bergman	Rob Whetstone
Director Investor Relations & Corporate Communications	PondelWilkinson Inc.
310.883.1300	310.279.5963
investorrelations@abraxisbio.com

Financial Tables Follow

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Abraxis BioScience, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Abraxane revenue	$85,918	$89,821	$314,545	$335,631
Other revenue	18,793	2,343	44,505	9,678

Net revenue	104,711	92,164	359,050	345,309
Cost of sales	20,208	9,388	63,665	39,068

Gross profit	84,503	82,776	295,385	306,241

Operating expenses:
Research and development	31,843	37,651	154,615	98,976
Selling, general and administrative	50,026	64,105	200,734	221,418
Reacquisition costs	—	158,909	—	158,909
Litigation costs	—	26	—	57,635
Acquired in-process research and development	—	—	—	13,900
Impairment charge	13,999	—	13,999	9,214
Amortization of intangible assets	9,923	9,946	39,782	39,429

Total operating expenses	105,791	270,637	409,130	599,481

Loss from operations	(21,288)	(187,861)	(113,745)	(293,240)
Equity in net (loss) income of unconsolidated entities	(360)	663	2,090	908
Interest income	551	3,424	3,052	18,809
Other income (expenses)	1,015	(245)	1,255	(5,186)

Loss before income taxes	(20,082)	(184,019)	(107,348)	(278,709)
Benefit for income taxes	(939)	(2,141)	(2,580)	(1,938)

Net loss	$(19,143)	$(181,878)	$(104,768)	$(276,771)

Net loss for noncontrolling interests	(95)	—	(1,652)	—

Net loss for common shareholders	$(19,048)	$(181,878)	$(103,116)	$(276,771)

Basic and diluted net loss per common share	$(0.47)	$(4.54)	$(2.57)	$(6.91)

Basic and diluted weighted average common shares outstanding	40,107	40,064	40,100	40,032

The composition of stock-based compensation included above is as follows:
Cost of sales	$(20)	$(21)	$231	$252
Research and development	932	1,043	4,550	3,997
Selling, general and administrative	2,843	3,144	10,294	9,025

Total stock-based compensation	$3,755	$4,166	$15,075	$13,274

Selected ratios as a percentage of net revenue:
Gross profit	80.7%	89.8%	82.3%	88.7%
Research and development	30.4%	40.9%	43.1%	28.7%
Selling, general and administrative	47.8%	69.6%	55.9%	64.1%

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Abraxis BioScience, Inc.

GAAP Net Loss For Common Shareholders to Adjusted Net Income (Loss)

for Common Shareholders and Per Share Reconciliation

(Unaudited, in thousands, except per share amounts)

Adjusted net income (loss) for common shareholders and adjusted net income (loss) per common share are defined as net loss for common shareholders and net loss per common share, respectively, in each case excluding amortization of intangible assets, reacquisition costs, litigation costs, acquired in-process research and development, impairment charge, realized loss on marketable securities and non-cash stock compensation expense. We believe that our presentation of non-GAAP financial measures provides useful supplementary information to investors in understanding our underlying operating performance and facilitates additional analysis by investors. We also use non-GAAP financial measures internally for operating, budgeting and financial planning purposes. The non-GAAP financial measures below may not be comparable to similarly titled measures reported by other companies. The non-GAAP financial measures are in addition to, and not a substitute for or superior to, measures of financial performance calculated in accordance with GAAP. Reconciliation of net loss and net loss per common share to adjusted net income (loss) for common shareholders and adjusted net income (loss) per common share for each of the three months and year ended December 31, 2009 and 2008 is below:

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Net loss for common shareholders	$(19,048)	$(181,878)	$(103,116)	$(276,771)
Amortization of intangible assets	9,923	9,946	39,782	39,429
Reacquisition costs (a)	—	158,909	—	158,909
Litigation costs (b)	—	26	—	57,635
Acquired in-process research and development (c)	—	—	—	13,900
Impairment charge (d)	13,999	—	13,999	9,214
Realized loss on marketable securities (e)	—	410	2,944	4,657
Stock compensation expense	3,755	4,166	15,075	13,274

Adjusted net income (loss) for common shareholders	$8,629	$(8,421)	$(31,316)	$20,247

Adjusted net income (loss) per common share	$0.21	$(0.21)	$(0.78)	$0.50

Weighted average common diluted shares outstanding (f)	40,312	40,064	40,100	40,275

Net loss per common share	$(0.47)	$(4.54)	$(2.57)	$(6.87)
Amortization of intangible assets	0.24	0.25	0.99	0.98
Reacquisition costs (a)	—	3.97	—	3.94
Litigation costs (b)	—	0.00	—	1.43
Acquired in-process research and development (c)	—	—	—	0.34
Impairment charge (d)	0.35	—	0.35	0.23
Realized loss on marketable securities (e)	—	0.01	0.07	0.12
Stock compensation expense	0.09	0.10	0.38	0.33

Adjusted net income (loss) per common share	$0.21	$(0.21)	$(0.78)	$0.50

(a)	In 2008, we entered into an agreement under which we reaquired the exclusive rights to market ABRAXANE® in the United States. Under the agreement, we paid a $268 million fee. For the three months and year ended December 31, 2008, we recorded a charge of $158.9 million representing the net amount of the $268 million termination payment and previously deferred revenue included in our balance sheet.
(b)	In 2008, we accrued $57.6 million for a litigation matter, which we will appeal.
(c)	Represents in-process research and development projects expensed in connection with the acquisition of Shimoda Biotech and Platco Technologies in April 2008.
(d)	In 2009, we recorded an impairment charge of $14.0 million for assets whose fair value had declined below their costs. In 2008, as a result of an anticipated sale of property, plant and equipment, we recorded an asset impairment charge totaling $9.2 million.
(e)	Represents write-down of marketable securities whose decline in values were determined to be other than temporary.
(f)	Because there is adjusted net income for common shareholders for the three months ended December 31, 2009 and the year ended December 31, 2008, the calculation of weighted average common diluted shares in these periods include potentially dilutive common shares of 205,000 for the three months ended December 31, 2009 and 243,000 for the year ended December 31, 2008.

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Abraxis BioScience, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31,
	2009	2008
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$203,312	$306,390
Cash collateral for reacquisition agreement	—	300,631
Accounts receivable, net	47,220	37,011
Related party receivable	51	1,915
Inventories	54,209	63,506
Prepaid expenses and other current assets	40,994	33,795
Deferred income taxes	25,510	26,758

Total current assets	371,296	770,006
Property, plant and equipment, net	236,798	166,720
Investment in unconsolidated entities	22,774	10,183
Intangible assets, net of accumulated amortization	144,633	175,291
Goodwill	241,361	241,361
Other non-current assets	51,518	36,196

Total assets	$1,068,380	$1,399,757

Liabilities and equity
Current liabilities:
Accounts payable	$28,577	$39,142
Accrued liabilities	88,723	53,020
Accrued litigation costs	57,635	57,635
Reacquisition payable	—	268,000
Related party payable	334	—
Income taxes payable	142	679
Deferred revenue	3,138	4,209

Total current liabilities	178,549	422,685

Deferred income taxes, non-current	29,507	23,858
Long-term portion of deferred revenue	4,867	8,223
Other non-current liabilities	9,192	15,519

Total liabilities	222,115	470,285

Equity
Stockholders’ equity:
Common stock	40	40
Additional paid-in capital	1,213,707	1,203,092
Accumulated deficit	(375,805)	(272,689)
Accumulated other comprehensive income (loss)	5,011	(971)

Total stockholders’ equity	842,953	929,472
Noncontrolling interest	3,312	—

Total equity	846,265	929,472

Total liabilities and equity	$1,068,380	$1,399,757

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